Exhibit 99.1

ARCUS CHIEF MEDICAL OFFICER TRANSITIONS TO ROLE AT GILEAD SCIENCES

-	Kartik Krishnan, M.D., Ph.D. and senior vice president will lead clinical development at Arcus

HAYWARD, Calif. – July 19, 2021 - Arcus Biosciences, Inc. (NYSE:RCUS), an oncology-focused biopharmaceutical company working to create best-in-class cancer therapies, today announced that Bill Grossman M.D., Ph.D., will transition out of his role as chief medical officer at Arcus Biosciences and into a role at Gilead Sciences as senior vice president of oncology clinical research to oversee Gilead’s clinical-stage oncology portfolio. This will include leading Gilead’s efforts in the company’s alliance with Arcus to co-develop and co-commercialize Arcus’s portfolio of investigational cancer medicines. Kartik Krishnan, M.D., Ph.D., senior vice president, clinical development at Arcus, will assume full leadership of the Arcus clinical development program and continue to work closely with Grossman at Gilead. The transition will be effective July 26, 2021.

In his new role, Grossman will be Arcus’s point of contact at Gilead for development activities across the Arcus programs, and this move reinforces both companies’ commitment to working together to advance important new medicines for people with cancer. Arcus is thrilled to welcome Krishnan to its executive team and thanks Grossman for his outstanding work in building a world-class development organization that has executed extraordinarily well on Arcus’s combinatorial development strategy and placed the company in strong position to fully leverage the opportunities inherent in its five clinical-stage molecules.

Krishnan joined Arcus in 2019 as vice president of clinical development and has been responsible for contributing to much of the strategy, design and execution associated with Arcus’s broad array of clinical trials and has assumed increasing responsibilities since December of last year when Grossman began consulting for Gilead while concurrently acting as CMO at Arcus.  In recognition of these increasing responsibilities and corresponding accomplishments, Krishnan was recently promoted to his current position. In this expanded role, he will assume additional leadership responsibilities, both strategic and operational, and will liaise with his long-time colleague Grossman to ensure seamless interactions across the two companies.

About Arcus Biosciences

Arcus Biosciences is an oncology-focused biopharmaceutical company leveraging its deep cross-disciplinary expertise to discover highly differentiated therapies and to develop a broad portfolio of novel combinations addressing significant unmet needs. Arcus currently has five molecules in clinical development: Etrumadenant (AB928), the first dual A2a/A2b adenosine receptor antagonist to enter the clinic, is being evaluated in multiple Phase 2 and 1b studies across different indications, including prostate, colorectal, non-small cell lung, and pancreatic cancers. AB680, the first small-molecule CD73 inhibitor to enter the clinic, is in Phase 1/1b development in combination with zimberelimab and gemcitabine/nab-paclitaxel for first-line treatment of metastatic pancreatic cancer. Domvanalimab (AB154) is an Fc-silent anti-TIGIT monoclonal antibody and new potential immuno-oncology backbone therapy. In addition to ARC-7, domvanalimab is being investigated in a registrational, Phase 3 study, ARC-10, a “two in one trial” to support the potential approvals of both zimberelimab alone and domvanalimab plus zimberelimab compared to chemotherapy in first-line locally advanced or metastatic, PD-L1>50% NSCLC.   An additional registrational Phase 3 study is being planned in collaboration with AstraZeneca in earlier disease with curative intent.  AB308, an anti-TIGIT antibody that is Fc-enabled, is in clinical development, with a potential focus on hematological malignancies. Zimberelimab (AB122), Arcus’s anti-PD-1 monoclonal antibody, is being evaluated in various combinations across the portfolio. For more information about Arcus Biosciences, please visit www.arcusbio.com or follow us on Twitter.